Exhibit 5.1

BEST & FLANAGAN LLP

225 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402

April 13, 2006

Board of Directors

Micro Component Technology, Inc.

2340 West County Road C

St. Paul, Minnesota 55113

RE:  REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 filed by Micro Component Technology, Inc. with the Securities and Exchange Commission, relating to a public offering of up to 22,774,370 shares of common stock, $.01 par value, to be offered and sold by certain selling shareholders (as defined therein), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

1.             The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

2.             The shares of common stock included in the Registration Statement are, or shall be upon issuance in accordance with their applicable documents and instruments, duly authorized, legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the hearing “Legal Matters” in the prospectus comprising a part of the Registration Statement.

Very truly yours,

/s/ Best & Flanagan LLP